EXHIBIT 23.3

C.M. Rebagliati P. Eng.
Rebagliati Geological Consulting Ltd.
2308 – Broughton Street
North Vancouver, B.C. V6G 3E3

CONSENT of AUTHOR

To: United States Securities and Exchange Commission (the “SEC”)

I, C.M. Rebagliati, do hereby consent to the filing, with the regulatory authorities referred to above, of the report entitled “Qualifying Report – Casino Property-Yukon Territory” (the “Report”) and to the written disclosures of the Report and of extracts from or a summary of the Report in any written disclosure of Lumina Copper Corp. (formerly First Trimark Ventures Inc). and CRS Copper Resources Corp. being filed with the SEC.

I also certify that I have read the written disclosure being filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Report or that the written disclosure of Lumina Copper Corp. and CRS Copper Resources Corp. contains any misrepresentation of the information contained in the Report.

Dated this 15th day of May, 2003.

/s/ CM Rebalgiati
C.M. Rebagliati